UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 19, 2013

First M & F Corporation
(Exact name of registrant as specified in its charter)

Mississippi	0-9424	64-0636653
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

134 West Washington Street, Kosciusko, MS		39090
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (662) 289-5121
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 2.02 Results of Operations and Financial Condition

On July 19, 2013, First M & F Corporation issued a press release reporting its second quarter and year-to-date earnings for the periods ending June 30, 2013. A copy of the press release and the accompanying financial statements were attached as Exhibit 99.1 to a Current Report on Form 8-K filed on July 19, 2013. On August 7, 2013, the Company issued a press release and financial schedules revising the previously reported earnings. The revised press release and financial information are attached hereto as Exhibit 99.1.

During a third quarter review of transactions and events, the Company reviewed a sale of foreclosed property that resulted in a $1.125 million loss. The transaction documents were executed at the end of the second quarter but the processing of the documents and transaction occurred into July when the transaction was finally recorded. Upon discovery and reflection, management determined it appropriate to report the transaction as a second quarter event. During the same third quarter review, the Company identified the sale of certain securities for a loss of $1.663 million. Management decided to report the securities as other-than-temporarily impaired as of the end of the second quarter since they were disposed of during the third quarter at a loss. The unrealized loss on the securities at June 30, 2013 was $2.038 million. Management decided to report the $2.038 million loss as an other-than-temporary impairment charge to earnings for the second quarter.

The two revisions resulted in revised net income for the six months ending June 30 of $2.820 million, or $.19 basic and diluted earnings per share. The original earnings reported were $4.803 million, or $.40 basic and $.39 diluted earnings per share. Revised earnings for the second quarter of 2013 were $222 thousand, or a $.03 basic and diluted loss per share, considering the effect of preferred stock dividends. The original second quarter earnings reported were $2.205 million or $.18 basic and $.17 diluted earnings per share.

Item 9.01 Financial Statements and Exhibits

(a)	Exhibits

Exhibit No. Description

1.	Press Release dated August 7, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST M & F CORPORATION
Date: August 7, 2013
/s/ John G. Copeland

Name: John G. Copeland
Title: EVP & Chief Financial Officer

EXHIBIT INDEX

Number	Description	Method of Filing
99.1	Press Release dated August 7, 2013	Furnished herewith